EXHIBIT 99

FOR IMMEDIATE RELEASE

Contacts:
Judy Wawroski		Rosanne Palacios
Vice President		Vice President of Marketing
International Bancshares Corporation		International Bancshares Corporation
(956) 722-7611 (Laredo)		(956) 722-7611 (Laredo)

INTERNATIONAL BANCSHARES CORPORATION ANNOUNCES

INCREASE IN CASH DIVIDEND

LAREDO, TX, ...... February 27, 2003 ...... International Bancshares Corporation (“IBC”) today announced that on February 20, 2003, the Board of Directors approved the declaration of a  43 cents per share cash dividend, for shareholders of  record as of the close of business on  March 31, 2003, payable on April 15, 2003.  The cash dividend represents a 16% increase from the previous dividend of 37 cents per share paid on October 15, 2002.

“This increased cash dividend was made possible because of the strong performance of IBC, “ said Dennis E. Nixon, Chairman and CEO of IBC.  “It is the inclination of the Board of Directors to continue to declare these cash dividends, but any declaration of future cash dividends will depend upon IBC’s financial position, acquisition opportunities and general business conditions at the time.”

On February 25, 2003,  IBC reported  strong fourth quarter net income of $28.0 million or 87 cents diluted  earnings per share compared to $20.4 million or 61 cents diluted earnings per share representing a 42.6% increase in diluted earnings per share, after stock dividends, and a 37.3% increase in net income over the corresponding period in 2001.  IBC also achieved a new milestone in total net income of $100.6 million, after the cumulative effect of a change in accounting principle arising from the implementation of SFAS 142, for the year ended December 31, 2002, or $3.08 diluted earnings per share versus $83.3 million for the year ended December 31, 2001, or $2.47 diluted earnings per share taking into consideration the effect of the 25% stock dividend paid on May 20, 2002.  These very positive numbers represent a 25% increase in diluted earnings per share and a 20.7% increase in net income over 2001.  “This new milestone in earnings sets IBC apart from its competitors and demonstrates management’s commitment to superior earnings” said Dennis E. Nixon.  Total assets at December 31, 2002 were $6.5 billion compared to $6.4 billion at December 31, 2001.

IBC (NASDAQ: IBOC)  is a $6.5 billion multi-bank financial holding company headquartered in Laredo, Texas, with over 90 facilities and over 190 ATM’s serving  35 communities including Houston, San Antonio,  Corpus Christi,  McAllen, Brownsville, Port Lavaca, Zapata, Eagle Pass and several others in the central, southern and Gulf Coast regions of Texas.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml.